Dated August 1, 2022
Free Writing Prospectus Filed Pursuant to Rule 433
Supplementing Prospectus dated October 30, 2020 and
Prospectus Supplement dated August 1, 2022
Registration Statement No. 333-249768

$1,500,000,000
Colgate-Palmolive Company
$500,000,000 3.100% Senior Notes due 2025
$500,000,000 3.100% Senior Notes due 2027
$500,000,000 3.250% Senior Notes due 2032

Final Term Sheet

Issuer:	Colgate-Palmolive Company
Anticipated Ratings: (Moody’s/S&P)*	Aa3/AA- (stable)/(stable)
Trade Date:	August 1, 2022
Settlement Date:	August 9, 2022 (T+6)**
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.
Co-Managers:	ANZ Securities, Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
ICBC Standard Bank Plc
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Santander Investment Securities Inc.
CastleOak Securities, L.P.
Siebert Williams Shank & Co., LLC

Title of Securities:	3.100% Senior Notes due 2025 (the “2025 Notes”)	3.100% Senior Notes due 2027 (the “2027 Notes”)	3.250% Senior Notes due 2032 (the “2032 Notes”)
Principal Amount:	$500,000,000	$500,000,000	$500,000,000
Maturity Date:	August 15, 2025	August 15, 2027	August 15, 2032
Interest Rate:	3.100% per annum	3.100% per annum	3.250% per annum
Interest Payment Dates:	Payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2023	Payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2023	Payable semi-annually in arrears on February 15 and August 15 of each year, commencing February 15, 2023
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Yield to Maturity:	3.132%	3.126%	3.354%
Spread to Benchmark Treasury:	+30 bps	+45 bps	+75 bps
Benchmark Treasury:	UST 3.000% due July 15, 2025	UST 2.750% due July 31, 2027	UST 2.875% due May 15, 2032
Benchmark Treasury Price and Yield:	100-15⅛; 2.832%	100-11; 2.676%	102-10+; 2.604%
Price to Public:	99.908% plus accrued interest, if any, from August 9, 2022	99.880% plus accrued interest, if any, from August 9, 2022	99.121% plus accrued interest, if any, from August 9, 2022
Make-Whole Call:

The 2025 Notes will be redeemable at the issuer’s option, in whole or in part, at any time and from time to time, prior to the maturity date of the 2025 Notes, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Notes to be redeemed discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 5 basis points less interest accrued to but excluding the redemption date and (ii) 100% of the principal amount of the 2025 Notes to be redeemed;

plus, in either case, accrued and unpaid interest on the 2025 Notes to be redeemed to but excluding the redemption date.

The 2027 Notes will be redeemable, at the issuer’s option, in whole or in part, at any time and from time to time, prior to July 15, 2027 (one month prior to the maturity date of the 2027 Notes) (the “2027 Par Call Date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes to be redeemed discounted to the redemption date (assuming that such 2027 Notes matured on the 2027 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 10 basis points less interest accrued to but excluding the redemption date and (ii) 100% of the principal amount of the 2027 Notes to be redeemed;

plus, in either case, accrued and unpaid interest on the 2027 Notes to be redeemed to but excluding the redemption date.

The 2032 Notes will be redeemable at the issuer’s option, in whole or in part, at any time and from time to time, prior to May 15, 2032 (three months prior to the maturity date of the 2032 Notes) (the “2032 Par Call Date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) the sum of the present values of the remaining scheduled payments of principal and interest on the 2032 Notes to be redeemed discounted to the redemption date (assuming that such 2032 Notes matured on the 2032 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 15 basis points less interest accrued to but excluding the redemption date and (ii) 100% of the principal amount of the 2032 Notes to be redeemed;

plus, in either case, accrued and unpaid interest on the 2032 Notes to be redeemed to but excluding the redemption date.

Par Call:	None	On or after July 15, 2027	On or after May 15, 2032
CUSIP/ISIN:	194162 AM5 / US194162AM58	194162 AN3 / US194162AN32	194162 AP8 / US194162AP89

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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**Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day prior to the settlement date will be required, because the Notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes prior to the second business day prior to the settlement date, you should consult your own advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, BofA Securities, Inc. at 1-800-294-1322, HSBC Securities (USA) Inc. at 1-866-811-8049 , J.P. Morgan Securities LLC at 1-212-834-4533 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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